February 6, 2006

Via Facsimile

Mr. William H. Swanson
Chief Executive Officer
Raytheon Company
870 Winter Street
Waltham, MA 02451

	RE: 	Raytheon Company
		Form 10-K: For the Year Ended December 31, 2004
		File Number: 001-13699


Dear Mr. Swanson:

	We have completed our review of your Form 10-K and related filings, and at this time do not have further comments.

							Sincerely,



							Michael Fay
							Accounting Branch Chief


cc: Mr. Biggs C. Porter, Vice President and Corporate Controller and Acting Chief Financial Officer